Exhibit (d)(3)

SCHEDULE A
to the AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT, AS AMENDED

ETF MANAGERS TRUST
and
ETF MANAGERS GROUP, LLC

As Amended March 30, 2021

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate	Effective Date
ETFMG Prime Junior Silver Miners ETF	0.69%	April 17, 2014
ETFMG Prime Cyber Security ETF	0.60%	October 16, 2014
ETFMG Prime Mobile Payments ETF	0.75%	June 5, 2015
ETFMG Alternative Harvest ETF	0.75%	September 10, 2015
BlueStar Israel Technology ETF	0.75%	September 10, 2015
Etho Climate Leadership U.S. ETF	0.45%	September 10, 2015
Wedbush ETFMG Global Cloud Technology ETF	0.68%	December 2, 2015
Wedbush ETFMG Video Game Tech ETF	0.75%	December 2, 2015
AI Powered Equity ETF	0.75%	September 28, 2017
ETFMG Sit Ultra Short ETF	0.30%	June 20, 2019
ETFMG Travel Tech ETF	0.75%	January 8, 2020
ETFMG Treatments Testing and Advancements ETF	0.68%	June 9, 2020
ETFMG U.S. Alternative Harvest ETF	0.75%	March 30, 2021
ETFMG 2X Daily Alternative Harvest ETF	0.95%	March 30, 2021
ETFMG 2X Daily Video Game Tech ETF	0.95%	March 30, 2021
ETFMG Prime 2X Daily Junior Silver Miners ETF	0.95%	March 30, 2021
ETFMG Prime 2X Daily Inverse Junior Silver Miners ETF	0.95%	March 30, 2021
ETFMG 2x Daily Travel Tech ETF	0.95%	March 30, 2021